UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2005 (December 13, 2005)

Affordable Residential Communities Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code:   303-383-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 13, 2005, Affordable Residential Communities Inc. (the “Company”) entered into a Separation and Release Agreement (the “Separation Agreement”) with  Scott Jackson, a Director and Vice-Chairman of the Company, which became effective on December 13, 2005 (the “Separation Date”). Under the Separation Agreement, Mr. Jackson resigned as a director, officer and employee of the Company. He will receive a lump sum payment of $2 million on January 3, 2006, and will be covered under the Company’s health benefit plan in accordance with COBRA for a period of eighteen months following the Separation Date. Pursuant to the Separation Agreement, Mr. Jackson will be bound by non-competition and non-solicitation provisions for a 2-year period.  A copy of the Separation Agreement is attached hereto as Exhibit 99.1, and all references and descriptions to the Separation Agreement are qualified in their entirety by the terms of that agreement.

ITEM 1.02   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Pursuant to Mr. Jackson’s resignation as Vice-Chairman of the Company, Mr. Jackson’s Employment Agreement, dated February 18, 2004  (the “Employment Agreement”), will terminate on the Separation Date.

ITEM 5.02  DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTIONS OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 13, 2005, Scott Jackson resigned from the Company’s Board of Directors, effective as of that date.

ITEM 8.01 OTHER EVENTS.

On December 14, 2005 the Company issued a press release announcing that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock and a cash dividend of $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on January 30, 2006 to shareholders of record on January 13, 2006. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number	Description

Exhibit 99.1	Separation Agreement, dated December 13, 2005 among Scott Jackson, Affordable Residential Communities Inc. and ARC Management Services, Inc.

Exhibit 99.2	Press release issued by the Company on December 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         December 14, 2005

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ Scott L. Gesell
Scott L. Gesell
Executive Vice President